CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Columbia Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-10231) on Form S-8 of Columbia Bancorp of our report dated January 21, 1999, relating to the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Columbia Bancorp.

                    /s/ KPMG LLP

                    KPMG LLP

Baltimore, Maryland
March 29, 1999